Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-128859) on Form S-8 of The Gillette Company Global Employee Stock Ownership Plan of our report dated March 19, 2009, with respect to the statements of net assets available for plan benefits of The Gillette Company Global Employee Stock Ownership Plan as of December 31, 2008 and 2007 and the related statements of changes in net assets available for plan benefits for the years ended December 31, 2008, 2007 and 2006, which report appears in the December 31, 2008 annual report on Form 11-K of The Gillette Company Global Employee Stock Ownership Plan.

/s/ Plante & Moran, PLLC

Southfield, Michigan
March 30, 2009